Exhibit 10.7

Vital Images, Inc.

5850 Opus Parkway, Suite 300

Minnetonka, MN 55343-4414

April 25, 2011

Aaron Erkan Akyuz

4910 Rusten Road

Eagan, MN  55122

Dear Aaron:

Reference is made to the change in control agreement, by and between Aaron Erkan Akyuz (“Executive”) and Vital Images, Inc. (the “Company”) dated as of September 25, 2009 (the “CIC Agreement”).  Capitalized terms used herein without definition shall have the meanings assigned to such terms under the CIC Agreement or under the Agreement and Plan of Merger (the “Merger Agreement”), dated  as of the date hereof, by and among Toshiba Medical Systems Corporation (the “Acquirer”), Magenta Corporation, and the Company.  Executive and the Company hereby agree to amend certain provisions under the CIC Agreement, effective as of the dates designated below, as follows:

1.             Definitions.  Effective as of the Closing Date, Executive acknowledges and agrees that Executive shall not have “Good Reason” (i) pursuant to Article I, Section 12 of the CIC Agreement  because of a change in Executive’s status as an executive officer of the Company that occurs solely as a result of the consummation of the transactions contemplated by the Merger Agreement and/or the Company ceasing to be publicly owned as a result thereof, (ii) pursuant to Article I, Section 12 of the CIC Agreement solely as a result of  the elimination of Executive’s eligibility to receive any new equity compensation under any of the Company’s equity based compensation plans, including without limitation, the Company’s Employee Stock Purchase Plan, or (iii) pursuant to Article I, Section 12 of the CIC Agreement, due to any delegation of some of the responsibilities and direct reporting relationships of the Chief Executive Officer such that Executive will report to a new or different executive officer.

2.             Benefits Upon Change in Control Termination.  Effective as of the Closing Date,  Executive acknowledges and agrees that (i) for purposes of Article III, Section 1 of the CIC Agreement, Executive shall have no rights to receive the cash payment provided for therein unless Executive shall have delivered (and not revoked) a fully effective release of claims in favor of the Company (in the form attached hereto as Exhibit A) within the 65-day period commencing on the date of Executive’s termination of employment; and the cash payment shall be made in a single lump sum on the first business day following the date on which such release becomes fully effective; provided, that, in the event that such 65-day period spans two calendar years, such payment shall in all events be made in the second calendar year; and (ii) the last two sentences of Article III, Section 1(b) of the CIC Agreement are hereby deleted and replaced with the following sentence:

“The continuation period under federal and state continuation laws, to the extent applicable, will in all events begin to run from the Date of Termination or such later commencement date as set forth in the Company’s welfare plans.”

3.             Related Agreements.  Effective as of Closing Date, Article VII Section 8 of the CIC Agreement is hereby amended to insert the following sentence at the end of Article VII Section 8:

“Notwithstanding any other provision to the contrary, any severance benefits provided under this Agreement shall be in lieu of severance benefits provided under the employment agreement or under any other Company severance plan or policy.”

4.             Compliance with IRC Section 409A.  Effective as of the Closing Date, Article VII of the CIC Agreement is hereby amended to insert a new Article VII, Section 12 immediately following Article VII, Section 11:

“12.         Compliance with IRC Section 409A.  Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code without any accelerated or additional tax) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that is reasonably expected not to cause such an accelerated or additional tax. For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A of the Code, and, to the extent required by Section 409A of the Code, references herein to Executive’s “termination of employment” shall refer to Executive’s “separation from service” (within the meaning of Section 409A) with the Company (as defined to include any affiliates required to be taken into account for that definition of separation from service).  To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). “

5.             This letter amendment to the Executive’s CIC Agreement will not be effective unless and until (a) Executive and the Acquirer execute a separate agreement setting forth a retention bonus plan; and (b) the transactions contemplated by the Merger Agreement are consummated.  Except as specifically amended as set forth above, the CIC Agreement shall remain in full force and effect according to its terms. Except as specifically provided herein, nothing contained in this letter amendment is intended to affect Executive’s or the Company’s existing or continuing rights or obligations under the CIC Agreement, as modified hereby.

[Signature page follows]

Very truly yours,

VITAL IMAGES, INC.

	By:	/s/Michael H. Carrel
Michael H. Carrel
President and Chief Executive Officer

EXECUTIVE:

/s/Aaron Akyuz
Aaron Erkan Akyuz

EXHIBIT A

FORM OF RELEASE OF CLAIMS

(for Change in Control Agreement)

This Agreement and Release, dated as of                         , 20     (the “Release”), is entered into by and between Aaron Erkan Akyuz (“Executive”) and Vital Images Inc. or its successor (“Vital”) under the Agreement and Plan of Merger dated April     , 2011, by and among Vital Images Inc., Toshiba Medical Systems Corporation (the “Acquirer”) and Magenta Corporation (the “Merger Agreement”).

WHEREAS, Executive is currently employed with Vital; and

WHEREAS, Executive is separated from Vital, effective as of             , 20     (“Separation Date”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Release and other good and valuable consideration, Executive and Vital hereby agree as follows:

1.             If Executive is entitled to receive the severance payment (the “Severance Payment”) in accordance with the terms and conditions of Article III, Section 1 of the change in control agreement by and between Executive and Vital, dated as of September 25, 2009, and amended April     , 2011 in connection with the signing of the Merger Agreement (as so amended, the “CIC Agreement”), the Severance Payment shall not be paid unless Executive timely executes and delivers the Release to Vital and Executive does not revoke this Release pursuant to Section 5 below.

2.             As consideration for the payments and benefits described above, Executive releases Vital, all of its subsidiaries and parents, equityholders, agents, representatives, administrators, trustees, attorneys, insurers, fiduciaries, directors, officers and all employees of these (collectively “Released Parties”), on behalf of Executive and Executive’s heirs, successors, agents, representatives, executors and assigns, from any and all causes of action and claims of any nature whatsoever, known or unknown, arising from Vital’s employment of Executive, his termination of employment, any agreement entered into between Executive and any of the Released Parties, rights under the Released Parties’ policies and procedures, or any other matter or event occurring prior to the date of this Release (“Claims”), including, without limitation, claims arising under federal, state, or local laws prohibiting wrongful termination, employment discrimination, age discrimination, including claims under the Age Discrimination In Employment Act of 1967, as amended (“ADEA”), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Equal Pay Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the

Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the Minnesota Human Rights Act, the Minnesota Fair Labor Standards Act, the Minnesota Payment of Wages Act and any provision of Minnesota Statutes Chapters 177, 181 or 363A, each as amended, or claims growing out of any legal restrictions on Vital’s right to terminate its employees, any and all claims in contract or in tort, and any claims pursuant to any federal or state wage and hour laws; provided, that Executive does not waive or release Claims (i) with respect to any vested right Executive may have under any employee pension or welfare benefit plan of Vital, (ii) any rights to indemnification Executive may have under the CIC Agreement or Vital’s charter and by-laws, (iii) with respect to the right to enforce this Release or those provisions of the following agreements that are applicable to Executive and expressly survive the termination of Executive’s employment with Vital: the CIC Agreement; the employment agreement by and between Executive and Vital dated as of October 1, 2009 and amended April     , 2011; and the Retention Bonus Plan letter agreement between Executive and Vital dated as of April     , 2011, or (iv) any rights to unemployment compensation under applicable state law. Executive acknowledges that nothing contained in this Release is to be construed as an admission by the Released Parties that they have acted wrongfully with respect to the Executive or that the Executive has any right against the Released Parties.

THIS MEANS THAT, BY SIGNING THIS RELEASE, EXECUTIVE WILL HAVE WAIVED ANY RIGHT EXECUTIVE MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST THE RELEASED PARTIES BASED ON ANY ACTS OR OMISSIONS OF THE RELEASED PARTIES UP TO THE DATE OF THE SIGNING OF THIS RELEASE.  NOTWITHSTANDING THE ABOVE, NOTHING IN THIS RELEASE SHALL PREVENT THE EXECUTIVE FROM (I) INITIATING OR CAUSING TO BE INITIATED ON EXECUTIVE’S BEHALF ANY COMPLAINT, CHARGE, CLAIM OR PROCEEDING AGAINST VITAL BEFORE ANY LOCAL, STATE OR FEDERAL AGENCY, COURT OR OTHER BODY CHALLENGING THE VALIDITY OF THE WAIVER OF EXECUTIVE’S CLAIMS UNDER ADEA CONTAINED IN THIS RELEASE (BUT NO OTHER PORTION OF SUCH WAIVER); OR (II) INITIATING OR PARTICIPATING IN (BUT NOT BENEFITING FROM) AN INVESTIGATION OR PROCEEDING CONDUCTED BY THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION WITH RESPECT TO ADEA.

3.             Vital will not pay the Severance Payment unless Executive returns all of Vital’s property, including, without limitation, credit cards, tools, keys, customer files, company brochures, business plans or other business documents, and other items in the possession of Executive on or before the Separation Date.  In addition, Executive must provide Vital with passwords to all computers and programs used by Executive while employed at Vital.

4.             Executive agrees that if Executive breaches any promise made by Executive in this Release or in the CIC Agreement, Vital will be entitled to recover any sum of money paid to Executive as specified above (other than vacation and wages paid for hours worked prior to Separation Date), in addition to recovery of all damages which Vital may suffer as a result of such breach.  Further, the Severance Payment will not be paid in the event of such breach.

5.             Executive acknowledges that Executive has been given [twenty-one (21)/forty-five (45)] days from the date of receipt of this Release to consider all of the provisions of the Release and, to the extent Executive has not used the entire [21/45]-day period prior to executing the Release, Executive does hereby knowingly and voluntarily waive the remainder of said [21/45]-

day period.  EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY VITAL TO CONSULT AN ATTORNEY AND FULLY UNDERSTANDS THAT BY SIGNING BELOW EXECUTIVE IS GIVING UP CERTAIN RIGHTS WHICH EXECUTIVE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASED PARTIES, AS DESCRIBED HEREIN AND THE OTHER PROVISIONS HEREOF.  EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

EXECUTIVE IS ADVISED THAT EXECUTIVE HAS FIFTEEN (15) DAYS FROM THE DATE THIS RELEASE WAS SIGNED BY EXECUTIVE TO REVOKE (RESCIND) THIS RELEASE. To be effective, the rescission must be in writing, and must be delivered within 15 calendar days by mail or hand delivery.  If the rescission is delivered by mail, it must be (1) postmarked within the 15-day period, (2) properly addressed to the Director, Human Resources and Administration of Toshiba Medical Research Institute USA, Inc. at 2441 Michelle Drive, Tustin, CA 92780, and (3) sent by certified mail return receipt requested.   In the event of such revocation/rescission, Executive will not receive the Severance Payment.

6.             Executive agrees to keep the terms of this Release strictly confidential and, except as may be required by any applicable law, agrees not to disclose the terms or substance of this Release to any third party except any member of his immediate family, his attorney(s), his tax advisor, his financial planner or any executive employee of Vital who is asked to consider and execute a similar release; provided that Executive notifies any such third party that the terms of this Release must be kept strictly confidential.

7.             Executive represents and agrees that Executive has carefully read and fully understands all of the provisions of this Release, and that Executive is voluntarily entering into the Release.

EXECUTIVE IS ADVISED TO CONSULT WITH EXECUTIVE’S PRIVATE ATTORNEY BEFORE SIGNING THIS RELEASE.

AARON ERKAN AKYUZ

By:	Dated:

VITAL IMAGES INC.

By:	Dated: